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                                                                     EXHIBIT 5.1

                                 April 12, 1999

Compuware Corporation
31440 Northwestern Highway
Farmington Hills, Michigan 48334

Gentlemen:

     We have represented Compuware Corporation, a Michigan corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement"), for the registration under the Securities Act of 1933, as amended, of 1,021,864 shares of the common stock, par value $.01 (the "Common Stock"), of the Company issued to the Selling Shareholders pursuant to the Agreement and Plan of Merger, dated February 23, 1999, by and among the Company, M.I.S. International, Inc., Simco International, Inc., and certain others (the "Agreement"). We have examined the proceedings taken by the Company in connection with the Agreement and the sale and issuance of the Common Stock pursuant thereto and such other records, documents and matters as we have deemed necessary or advisable in order to enable us to render this opinion.

     Based upon the above and taking into account such legal considerations as we have deemed relevant, we are of the opinion that the shares of Common Stock covered by the Registration Statement to be sold by the Selling Shareholders have been duly authorized and legally and validly issued by the Company and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                             /s/ HONIGMAN MILLER SCHWARTZ AND
                                                         COHN